Exhibit 10.1

EXACT Sciences Corporation

Non-Employee Director Compensation Policy

The purpose of this Director Compensation Policy of EXACT Sciences Corporation, a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high caliber directors who are not employees or officers of the Company or its subsidiaries. For purposes of this policy, non-employee directors shall include any director serving as an executive officer on an interim basis at the request of the Company’s Board of Directors (the “Board”).

In furtherance of the purpose stated above, all non-employee directors shall be paid stock compensation for services provided to the Company as set forth below:

Annual Retainer (in shares of Company common stock)
Executive Chairman	15,000
Chairperson	15,000
Director	10,000

The non-employee directors shall also be eligible to participate in the Company’s 2000 Stock Option and Incentive Plan (the “2000 Plan”). Each newly-elected director (i.e. each director joining the Board for the first time) will be granted options to purchase 10,000 shares of common stock pursuant to the 2000 Plan on the date they are elected to the Board (the “Election Option Grant”). Election Option Grants shall vest one-third (1/3) on the first-year anniversary of the date of grant, and then ratably thereafter on a monthly basis over a period of twenty-four months. In addition to the Election Option Grants, each director (including any newly-elected director who has received an Election Option Grant) shall be granted an option to purchase 15,000 shares of common stock pursuant to the 2000 Plan on the date of the first meeting of the Board following each annual meeting of the Company’s stockholders (the “Annual Option Grant”). The first Annual Option Grant received by a non-employee director during his/her tenure on the Board vests 100% on the date of the annual meeting of stockholders next following the date of grant. All subsequent Annual Option Grants received by a non-employee director during his/her service on the Board vest ratably over a period of twelve months from the date of each such grant. In the event that a non-employee director is elected to the Board other than in connection with an annual meeting of stockholders, the number of options granted to such director under the first Annual Option Grant received by such non-employee director shall be reduced by 1,250 shares for each month since the Company’s last annual meeting of stockholders to the date of such non-employee director’s election to the Board.

All of the foregoing options will be granted at fair market value on the date of grant and, except as otherwise provided under the 2000 Plan, all vesting thereunder immediately ceases upon cessation of service as a director for any reason. In addition, the form of option agreement gives directors up to one year following cessation of service as a director to exercise all options that are vested as of the date of such cessation.

The foregoing compensation is in addition to reimbursement of all out-of-pocket expenses incurred by directors in attending meetings of the Board.